Filed Pursuant to Rule 424(b)(5)
Registration No. 333-273934
PROSPECTUS SUPPLEMENT
(To Prospectus Supplement dated December 11, 2024
and Prospectus dated August 22, 2023)

This prospectus supplement supplements and amends certain information contained in the prospectus dated August 22, 2023 (the “Base Prospectus”), as supplemented by our prospectus supplement dated December 11, 2024 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), relating to the offer and sale of shares of our Class A common stock, par value $0.0001 per share (the “Class A common stock”) through Canaccord Genuity LLC (the “Agent”), acting as sales agent, in “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to the Equity Distribution Agreement entered into with the Agent, dated as of December 11, 2024 (the “ATM Agreement”).
Our Class A common stock is traded on The Nasdaq Global Market under the symbol “QSI”. On July 3, 2025, the last reported sale price of our Class A common stock on The Nasdaq Global Market was $2.14 per share. Under the Prospectus, as supplemented, we registered the offer and sale of up to $75,000,000 of our Class A common stock for offer and sale pursuant to the ATM Agreement.
The purpose of this prospectus supplement is to suspend the ATM Agreement and to terminate the continuous offering by us under the Prospectus effective July 3, 2025. We will not make any further sales of our Class A common stock pursuant to the ATM Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission.
The date of this prospectus supplement is July 7, 2025.